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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934
                                  (Amendment No.   )*

                       Warner Chilcott Public Limited Company

                                   (Name of Issuer)

      American Depositary Receipts for Ordinary Shares of the Par Value of $0.05
                Each of Warner Chilcott Public Limited Company (ADRs)

                            (Title of Class of Securities)


                                      934435207

                                    (CUSIP Number)


                                   Mark R. Beatty
                              Preston Gates & Ellis LLP
                            701 Fifth Avenue, Suite 5000
                              Seattle, Washington 98104
                                    (206) 623-7580


         (Name, Address and Telephone Number of Person Authorized to Receive
                             Notices and Communications)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------------------------------------------------------------
CUSIP No.: 934435207
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

           Castle Gate L.L.C.


      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           ----------------
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Washington
--------------------------------------------------------------------------------
                                        5    SOLE VOTING POWER

           NUMBER OF SHARES                  1,205,539
              BENEFICIALLY              ----------------------------------------
                OWNED BY                6    SHARED VOTING POWER
                  EACH
               REPORTING                     -0-
                PERSON                  ----------------------------------------
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             1,205,539
                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,205,539
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


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--------------------------------------------------------------------------------
CUSIP No.: 934435207
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

           William H. Gates III

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ----------------
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
--------------------------------------------------------------------------------
                                        5    SOLE VOTING POWER

           NUMBER OF SHARES                  1,518,039
              BENEFICIALLY              ----------------------------------------
                OWNED BY                6    SHARED VOTING POWER
                   EACH
                REPORTING                    -0-
                  PERSON                ----------------------------------------
                   WITH                 7    SOLE DISPOSITIVE POWER

                                             1,518,039
                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,518,039
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            12.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

             IN
--------------------------------------------------------------------------------


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Item 1.
          (a)  NAME OF ISSUER: Warner Chilcott, PLC (the "Issuer")
          (b)  ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER:
                       Warner Chilcott, PLC
                       Lincoln House, Lincoln Place
                       Dublin 2, Ireland


Item 2.
          (a)  NAME OF PERSON FILING:
                       (1) Castle Gate L.L.C. ("Company"), a limited liability company organized under the laws of the State of Washington
                       (2)    William H. Gates III
          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                       (1)    2365 Carillon Point, Kirkland, Washington 98033
                       (2)    One Microsoft Way, Redmond, WA 98052
          (c)  CITIZENSHIP:
                       (1)    State of Washington
                       (2)    United States
          (d) TITLE OF CLASS OF SECURITIES: American Depositary Receipts for Ordinary Shares of the Par Value of $0.05 Each of Warner Chilcott Public Limited Company
          (e)  CUSIP NUMBER:  934435207


Item 3.   Not Applicable.

Item 4.   OWNERSHIP
          (a)  AMOUNT BENEFICIALLY OWNED:
                       (1)    1,205,539
                       (2)    1,518,039.  Includes ADRs owned by the Company.
          (b)  PERCENT OF CLASS:
                       (1)    9.7%
                       (2)    12.2%
          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
               (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                              (1)  1,205,539.
                              (2)  1,518,039. Includes ADRs owned by the
                                   Company. William H. Gates III has the sole power to direct the vote of the ADRs owned by the Company.
               (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE -0-.
               (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                              (1)  1,205,539.
                              (2)  1,518,039. Includes ADRs owned by the
                                   Company. William H. Gates III has the sole power to direct the disposition of the ADRs owned by the Company.
               (iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                       -0-.


Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable.

Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable.


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Item 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable.

Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable.

Item 9.        NOTICE OF DISSOLUTION OF A GROUP

               Not Applicable.

Item 10.       CERTIFICATION

               Not Applicable.



                                     SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 13, 1998
                                             -----------------
                                             Date

                                             Castle Gate L.L.C
                                         By   /s/ Michael Larson
                                           ---------------------
                                             Michael Larson, Manager




The undersigned, on February 13, 1998, agrees and consents to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the American Depositary Receipts for Ordinary Shares of the Par Value of $0.05 Each of Warner Chilcott Public Limited Company.

/s/ William H. Gates III
By  Michael Larson, Attorney in Fact
    Duly authorized under Power of Attorney dated April 17, 1997, by and on behalf of William H. Gates III



                                      EXHIBITS

EXHIBIT 1.1 Special Power of Attorney Appointing Michael Larson Attorney in Fact dated April 17, 1997


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